As filed with the Securities and Exchange Commission on October 13, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNET CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	8742	23-2996071
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

690 Lee Road

Suite 310

Wayne, Pennsylvania 19087

(610) 727-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suzanne L. Niemeyer, Esq.

General Counsel and Secretary

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

(610) 727-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Henry N. Nassau, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☑
Non-Accelerated Filer ☐	Smaller Reporting Company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
common stock, $.001 par value per share			$50,000,000	$2,790.00

(1)	Includes an indeterminate number of shares of common stock that may be issued from time to time at indeterminate prices up to a proposed aggregate offering price not to exceed $50,000,000. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 13, 2009

PROSPECTUS

$50,000,000

Common Stock

We may from time to time offer at the time of our acquisition of businesses, assets or securities of other companies, whether by purchase, merger or any other form of business combination, shares of our common stock in one or more offerings in amounts and on terms as we may determine at the time of the offering. The aggregate initial offering price of all shares of common stock issued under this prospectus will not exceed $50,000,000.

This prospectus provides a general description of the shares of common stock we may offer. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any common stock.

The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities we may acquire. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired businesses, merging the acquired businesses with us or one of our subsidiaries or acquiring the acquired businesses through one of our subsidiaries. We expect that the price of the common stock we issue will be related to its market price, either when we tentatively or finally agree to the particular terms of the acquisition, when we issue the common stock, when the acquisition is completed or during some other negotiated period. We may issue common stock at fixed offering prices, which may be changed, or at other negotiated prices. If necessary, we may be required to provide you further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these securities, although we may pay finder’s fees in connection with certain acquisitions and, in some cases, we may issue common stock under this prospectus in full or partial payment of such fees. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We may also permit individuals or entities who have received or will receive our common stock in connection with the business combinations described above to use this prospectus to cover resales of that common stock. See “Reselling Securities” for information relating to resales of our common stock pursuant to this prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “ICGE.” On October 12, 2009, the closing price of our common stock was $8.02.

Investing in our common stock involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2009

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this prospectus. This information is publicly available at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” on page 21. You may also obtain the documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Attention: Corporate Secretary

(610) 727-6900

To obtain timely delivery, you must request information no later than five business days before the date you must make your investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer shares of our common stock with an aggregate initial offering price of up to $50,000,000 in connection with our acquisition of businesses, assets or securities of other companies, whether by purchase, merger or any other form of business combination. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or persons who control the businesses, assets or securities we may acquire. We expect that the price of the common stock we issue will be related to its market

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price, either when we tentatively or finally agree to the particular terms of the acquisition, when we issue the common stock, when the acquisition is completed or during some other negotiated period. We may issue common stock at fixed offering prices, which may be changed, or at other negotiated prices. If necessary, we may be required to provide you further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

This prospectus provides you with a general description of our common stock. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Information Incorporated by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our common stock. That registration statement can be read at the SEC website (www.sec.gov) or at the SEC public reference room, as discussed below under the heading “Where You Can Find More Information.”

With our consent, persons who have received or will receive common stock under this prospectus in connection with acquisitions may use this prospectus to sell such common stock at a later date. We refer to these persons in the prospectus as selling security holders. Please see the information described under the heading “Reselling Securities” to find out more information about resales of common stock by selling security holders.

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents or the filing date of any document incorporated by reference, regardless of its time of delivery. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.

The terms “Internet Capital Group,” “ICG,” the “Company,” “our,” “us” and “we,” as used in this prospectus, refer to Internet Capital Group, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to Internet Capital Group, Inc.

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INTERNET CAPITAL GROUP, INC.

Internet Capital Group, Inc. was formed on March 4, 1996 and is headquartered in Wayne, Pennsylvania. Since our inception, we have focused on acquiring and building Internet software and services companies that improve the productivity and efficiency of their business customers. We call these companies our “partner companies.”

As of the date of this prospectus, we hold ownership interests in fourteen companies that we consider our partner companies. Additionally, we hold marketable securities in other companies that, as of the date of this prospectus, consist primarily of Blackboard, Inc. common stock. The results of operations of our partner companies are reported within two segments: the “core” reporting segment and the “other holdings” reporting segment. The core reporting segment includes those partner companies in which ICG’s management takes a very active role in providing strategic direction and management assistance. We devote significant expertise and capital to maximizing the success of these core partner companies. The other holdings reporting segment includes partner companies over which, in general, we have less influence because they are public companies and/or we have a relatively small ownership stake.

Over the past decade, businesses have increasingly looked to realize increased productivity and efficiency through Internet-based software and services and other services that streamline, automate or otherwise improve their business processes. It is our view that businesses will rely increasingly on these solutions in times of both economic growth and economic decline. We believe that these factors create a compelling opportunity for companies that are able to deliver these solutions and services, thereby expanding their customers’ access to new and existing customers and suppliers, increasing their customers’ efficiency, reducing their customers’ costs and/or allowing their customers to focus on their core competencies and outsource their non-core, non-strategic processes. In some cases, this outsourcing will be to labor-based firms that provide deep expertise, and, in other cases, this outsourcing will be to technology-intensive firms that provide platforms to automate functions.

We feel that the expertise we have developed in connection with our fourteen-year active involvement with Internet software and services companies allows us to identify companies that are positioned to succeed and to accelerate the growth of companies. We intend to continue to expand our network of partner companies and allocate our financial and human resources to partner companies that we believe have significant long-term value potential. In particular, we seek to acquire interests in companies offering solutions that:

•	are delivered through a Web-enabled software platform (often characterized as an on-demand software, software as a service (“SaaS”), or application service provider (“ASP”) model);

•	automate complex workflow processes, with a focus on the “white space” between companies;

•	are comprehensive, meaning that they include software, content data and transaction capabilities (with content being a long-term differentiator);

•	have the ability to generate recurring revenue streams and allow their providers to retain fixed costs;

•	are delivered to clients through long-term relationships; and

•	have the potential to evolve into ecosystems.

After we identify a potential partner company, we negotiate the acquisition of a stake in that company, typically seeking an interest as the principal controlling equity holder. We generally require representation on the partner company’s board of directors to ensure our ability to provide active guidance to the partner company. We place an extremely high value on the quality of a partner company’s management team and, accordingly, seek to structure acquisitions to permit the partner company’s management and key personnel to retain a meaningful equity stake in the company. During our negotiations with potential partner companies, we emphasize the value of our network and resources, which we believe give us a competitive advantage over other potential funding sources when we seek to acquire partner companies.

Our focus on the software and services markets and the knowledge base of our partner companies, our management and our Board of Directors give us valuable experience that we share with our partner companies. Once we acquire an interest in a partner company, we work to assume an active role in the development and growth of the company, providing both strategic guidance and operational support. We provide strategic guidance to our partner companies relating to, among other things, market positioning, business model and product development, strategic capital expenditures, mergers and acquisitions and exit opportunities. Additionally, we provide operational support to help our partner companies manage day-to-day business and operational issues and implement best practices in the areas of finance, sales and marketing, business development, human resources and legal services. Once a company joins our partner company network, our collective expertise is leveraged to help position that company to produce high-margin, recurring and predictable earnings and generate long-term value that we believe can ultimately be captured for our stockholders through an initial public offering, a strategic sale or continued ownership by ICG.

Although the Company refers to companies in which it has acquired a convertible debt or an equity ownership interest as its “partner companies” and indicates that it has a “partnership” with these companies, it does not act as an agent or legal representative for any of its partner companies, it does not have the power or authority to legally bind any of its partner companies and it does not have the types of liabilities in relation to its partner companies that a general partner of a partnership would have.

We are a Delaware corporation. Our principal executive offices are located at 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087, and our telephone number is (610) 727-6900. More information about us is available through our website at www.internetcapital.com. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks and uncertainties described below and under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also significantly impair our business.

Numerous external forces, including the recent financial crisis, could negatively affect our and our partner companies’ respective businesses, results of operations and financial condition.

Numerous external forces, including the state of global financial markets and general economic conditions, lack of consumer confidence, lack of availability of credit, interest rate and currency rate fluctuations and national and international political circumstances (including wars and terrorist acts) could negatively affect our and our partner companies’ respective businesses, results of operations and financial condition. The recent global financial crisis affecting the banking system, financial markets and financial institutions has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in credit and equity markets. The length of time or severity with which these conditions may persist is unknown. As a consequence, our and our partner companies’ respective operating results for a particular period are difficult to predict and, therefore, prior results are not necessarily indicative of expected results in future periods. In response to the financial crisis, many customers and potential customers of our partner companies may forgo, delay or reduce technology and other purchases. In connection with such crisis, our partner companies may experience reductions in the sales of their products and services, extended sales cycles, difficulties in collecting or the inability to collect accounts receivable, slower adoption of new technologies, increased price competition and difficulties in obtaining or the inability to obtain financing. The current volatility in the financial markets and overall economic uncertainty increase the risk that the value of our partner companies and our other assets will be impaired and that the value to be captured in the future in connection with the disposition of our partner companies will be significantly lower than we initially expected.

If we are not able to deploy capital effectively and on acceptable terms, we may not be able to execute our business strategy.

Our strategy includes effectively deploying capital by acquiring interests in new partner companies. We may not be able to identify attractive acquisition candidates that fit our strategy. Even if we are able to identify such candidates, we may not be able to acquire interests in such companies due to an inability to reach mutually acceptable financial or other terms with such companies or due to competition from other potential acquirers that may have greater resources, brand name recognition, industry contacts or flexibility of structure than us. The recent turmoil in the global economy has caused significant declines and fluctuations in the valuations of publicly-traded companies and privately-held companies. Uncertainty regarding the extent to which valuations of companies that fit our acquisition criteria will continue to fluctuate may affect our ability to accurately value potential acquisition candidates. Additionally, the recent economic crisis may make it more difficult for us to obtain capital needed to deploy to new and existing partner companies. If we are unable to effectively deploy capital to partner companies on acceptable terms, we may not be able to execute on our strategy, and our business may be adversely impacted.

If our partner companies are unable to attract new customers or retain customers, including certain significant customers, our and our partner companies’ respective businesses, results of operations and financial conditions could be negatively affected.

Our partner companies may not be able to attract or retain customers due to a variety of reasons, including increased competition, the unwillingness of customers and potential customers to spend money on products and services during periods of economic turmoil and uncertainty, insolvency and the unavailability of credit. If our partner companies are unable to attract new customers or retain existing customers, our and our partner companies’ respective businesses, results of operations and financial conditions could be negatively affected.

During the year ended December 31, 2008, The Hertz Corporation, a customer of ICG Commerce, represented approximately 17% of our consolidated revenue. For the years ended December 31, 2008 and 2007, approximately 17% and 24%, respectively, of our consolidated revenue related to a second customer of ICG Commerce, Kimberly-Clark Corporation. For each of the years ended December 31, 2007 and 2006, approximately 10% of our consolidated revenue related to The Goodyear Tire & Rubber Company, a third customer of ICG Commerce. If our partner companies are not able to retain significant customers, such partner companies and our respective businesses, results of operations and financial positions could be negatively affected.

The inability of our partner companies’ customers to pay their obligations to them in a timely manner, or at all, could have an adverse effect on our partner companies.

The financial resources of our partner companies’ customers may be negatively affected by the current economic downturn. As a result, these customers may have inadequate financial resources to meet all their obligations to our partner companies and may not make payments in a timely manner or at all. Additionally, if our partner companies’ customers do not have adequate financial resources, they may attempt to terminate or renegotiate existing contracts with our partner companies and may refrain from purchasing additional products and services from our partner companies. These factors may cause our partner companies’ results of operations and financial condition to be adversely affected.

Our partner companies may not be able to compete successfully.

If our partner companies are unable to compete successfully against their competitors, our partner companies may fail. Competition for Internet software and services is intense and is expected to intensify. Our partner companies’ competitors may develop products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. Many of our partner companies’ competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors’ pricing strategies, technological advances, marketing campaigns, strategic partnerships and other initiatives.

The Internet software and services industry is characterized by evolving industry standards, coupled with frequent and related new service and product introductions and enhancements. The development of new service and product introductions and enhancements in response to evolving industry standards requires significant time and resources, and our partner companies may not be able to adapt quickly enough and/or in a cost-effective manner to these changes, and our partner companies’ failure to do so could adversely affect our partner companies’ businesses, financial condition and results of operations.

We may compete with some of our partner companies, and our partner companies may compete with each other, which could deter companies from partnering with us and may limit future business opportunities.

We may compete with our partner companies to acquire interests in new partner companies, and our partner companies may compete with each other for business opportunities. This competition may deter potential acquisition targets from partnering with us and may limit our business opportunities.

Our operations and growth and that of our partner companies could be impaired by limitations on our and/or their ability to raise capital or borrow money on favorable terms.

We and our partner companies may need to raise additional capital or borrow money in order to sustain operations or to grow. If we or our partner companies are unable to raise capital or obtain credit on favorable terms, our ability and the ability of our partner companies to operate and grow may be impaired. This may require us or our partner companies to take other actions, such as borrowing money on terms that may be unfavorable, or divesting of assets prematurely to raise capital. If we or our partner companies need capital and are unable to raise it, then we or they may need to limit or cease operations.

Adverse changes in economic conditions and reduced information technology spending may adversely impact our business.

Our and our partner companies’ respective businesses depend on the overall demand for information technology, and in particular for Internet software and services that improve the productivity of our customers’ businesses. In addition, the acquisition of our partner companies’ Internet software and services is often discretionary and may require customers to make significant initial contributions of capital and other resources. During the current global financial crisis, business spending on technology infrastructure decreased dramatically. Continued weak economic conditions, or a reduction in information technology spending even if general economic conditions improve, could adversely impact our business and the businesses of our partner companies in a number of ways that negatively impact our operating results and financial condition.

Acquisitions by our partner companies could result in operating difficulties, dilution and other harmful consequences.

As part of their growth strategies, our partner companies have and may continue to strategically acquire other companies, business and technologies. The process of integrating an acquired company, business or technology involves numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired company or business and the diversion of management’s attention from other business concerns. Although we and our partner companies will endeavor to evaluate the risks inherent in any particular acquisition transaction, there can be no assurance that we or our partner companies will properly ascertain all such risks. In addition, acquisitions may result in the incurrence of substantial additional indebtedness and other expenses for our partner companies; they may also result in potentially dilutive issuances of a partner company’s equity securities. Accordingly, difficulties encountered with acquisitions may have a material adverse effect on our or our partner companies’ businesses, financial condition and results of operations.

Our inability to maintain or be able to increase our ownership stakes in high growth partner companies could negatively impact our ability to execute our strategy.

One of our strategies is to maintain and increase our ownership in those partner companies that we believe have major growth opportunities. We may not be able to achieve this goal because of limited resources and/or the unwillingness of such companies and/or the stockholders of such companies to enter into a transaction that would result in an increase in our ownership stake. Moreover, certain transactional growth opportunities, such as mergers and consolidations, may arise with respect to any of these partner companies that would result in potentially dilutive issuances of such partner companies’ equity securities. In the event that any of these select partner companies enters into such a transaction, with or without our support, we may have a decreased ability to direct the policies and affairs of the partner company or the surviving entity following the consummation of the transaction.

If we do not participate in follow-on financings at our partner companies our stakes in such companies will be diluted, which could materially reduce the value of such stakes.

From time to time our partner companies raise capital by issuing and selling additional equity. We generally have preemptive rights to participate in these follow-on rounds of financing; however, we may elect not to participate in such rounds or may be required to waive our preemptive rights in whole or in part so that outside investors can participate. If we do not participate in a follow-on round of a partner company, our ownership interest in such company will be diluted. Additionally, in connection with new rounds of financing, our partner companies may issue preferred stock with liquidation preferences that are senior to existing preferred stock and common stock. If we do not participate in a follow-on round at a partner company, our ownership stake will decrease and our rights to receive proceeds in connection with the sale of that partner company will be diminished, which could result in a material reduction in the value of our stake in that partner company.

We may have to buy, sell or retain assets when we would otherwise choose not to buy, sell or retain in order to avoid registration under the Investment Company Act, which would impact our business strategy.

Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), a company is considered to be an investment company if, among other things, it is primarily engaged in the business of investing, reinvesting, owning, holding or trading in securities. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies. On August 23, 1999, the SEC granted our request for an exemption under Section 3(b)(2) of the Investment Company Act, declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. This exemptive order reduces, but does not eliminate, the risk that we may have to take action to avoid registration as an investment company. For example, we might be considered to be in violation of our exemptive order if more than a certain percentage of our total assets consist of, or more than certain percentages of our income/loss and revenue over the last four quarters is derived from, ownership interests in companies that we do not primarily control. Because we do not have primary control of many of our partner companies, changes in the value of our interests in such partner companies and the income/loss and revenue attributable to such partner companies could subject us to regulation under the Investment Company Act unless we take precautionary steps. For example, we may retain interests in partner companies we would otherwise want to sell and we may sell stakes in non-controlled partner companies that we would otherwise want to retain. In order to ensure that the requisite percentage of our total assets relates to partner companies that we primarily control, we may participate in follow-on financings at our controlled partner companies and refrain from participating in such financings at our non-controlled partner companies. In addition, we may have to acquire additional income or loss generating majority-owned or controlled interests that we might not otherwise have acquired and may not be able to acquire “non-controlling” interests in companies that we would otherwise want to acquire.

Our partner companies could make financial or other business decisions that are not in our best interests or that we do not agree with, which could impair the value of our partner company interests.

Although we generally seek to acquire a significant equity interest and participate in the management of our partner companies, we may not acquire or maintain a controlling interest in each partner company. If we lack control or share control in a partner company we may not be able to control significant financial or other business decisions of such partner company. Management or other stockholders of a partner company could have economic or business interests or objectives that are different from ours or disagree with our advice regarding financial or operating decisions, which could impair the value of our interest, prevent us from monetizing our interest at a time or at a price that is favorable to us or negatively affect our operating results. Additionally, our inability to prevent dilution of our ownership interests in a partner company or our inability to otherwise have a controlling influence over the management and operations of a partner company could have an adverse impact on our status under the Investment Company Act.

We may not be able to extract cash from those partner companies that achieve profitability and may need to continue to rely on existing cash, liquidity events and additional capital raises to fund our operations.

We currently rely on existing cash, partner company liquidity events and the issuance and sale of additional securities in order to fund our operations. One of our goals is to help our partner companies achieve profitability so that we can access their cash flow. However, even if certain of our partner companies do meet that goal, we may not be able to access cash generated by such partner companies to fund our operations due to a number of factors, including the needs of such companies to reinvest in their own businesses and our inability to control the significant business or financial decisions of such companies. Our inability to access the cash of our partner companies could have a negative impact on our operations.

If public capital markets are not favorable for initial public offerings, we may not be able to capture stockholder value.

The market for initial public offerings has experienced significant weakness in connection with recent market volatility. If this market is weak, we may not be able to capture stockholder value by taking our partner companies public.

We may be unable to obtain maximum value in connection with the divesture of partner company and marketable security interests.

From time to time, we may divest of interests in partner companies or marketable securities to generate cash or for strategic reasons. The timing of such divestures, particularly with respect to our privately-held partner companies, may not be within our control. If we need to quickly divest partner company interests to satisfy immediate cash requirements or to avoid registration as an investment company under the Investment Company Act, we may be forced to sell our assets prior to canvassing the market or at a time when market conditions valuations are unfavorable. We also may not be able to identify buyers for certain of our assets, particularly given the difficulty that potential acquirers may currently face in obtaining financing. Furthermore, in connection with the sale of a private partner company, we may not receive the full amount of proceeds to which we would otherwise be entitled under such company’s certificate of incorporation if additional payments to management and/or other stockholders are made to secure the approval and/or execution of such transaction. We may be unable to sell our interests in public-traded companies at then-quoted market prices, if at all, because low trading volumes of these companies may limit our ability to sell a significant amount of such companies’ stock in the open market. Registration and other requirements under applicable securities laws may also adversely affect our ability to dispose of our interests on a timely basis. Based on the foregoing factors, when we divest of an interest in a partner company or a marketable security, we may not receive maximum value for that asset and the realizable value of our interest in such asset may ultimately be lower than the carrying value currently reflected in our consolidated financial statements and/or the expectations our investors or securities analysts.

Our accounting estimates with respect to the ultimate recoverability of our basis in our partner companies could change materially in the near term.

Our accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis, including goodwill, in our partner companies could change in the near term, and the effect of such changes on our consolidated financial statements could be significant. In fiscal year 2008 we recorded impairment charges of $23.2 million. It is possible that a significant write-down or write-off of partner company carrying basis, including goodwill, may be required in the future, or that a significant loss will be recorded in the future upon the sale of one or more partner companies. Any write-down or write-off of this type could cause a decline in the price of our Common Stock.

Our stock price has been volatile in the past and may continue to be volatile in the future.

Our stock price has historically been volatile. This volatility may continue in the future, particularly in light of the current uncertainty about global economic conditions.

The following factors, among others, may add to the volatility of the price of our Common Stock:

•	general economic conditions, such as a recession or interest rate or currency rate fluctuations;

•	the reluctance of enterprises to increase spending on new products or services;

•	actual or anticipated variations in our quarterly results and those of our partner companies;

•	changes in the market valuations of our partner companies and other similar companies;

•	conditions or trends related to Internet software and services companies;

•	changes in our financial estimates and those of our partner companies by securities analysts;

•	new products or services offered by us, our partner companies and their competitors;

•	announcements by our partner companies and their competitors of technological innovations;

•	announcements by us, our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	additional sales or repurchases of our securities; and

•	additions to or departures of our key personnel or the key personnel of our partner companies.

Many of these factors are beyond our control. These factors may decrease the market price of our Common Stock.

Fluctuations in our quarterly results may adversely affect our stock price.

We expect that our quarterly results will fluctuate significantly due to many factors, including:

•	the acquisition of interests in partner companies;

•	the operating results of our partner companies;

•	sales of our ownership interests in our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

•	significant fluctuations in the financial results of Internet software and services companies generally;

•	changes in estimated quarterly equity losses or income;

•	changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

•	the pace of development or a decline in growth of the Internet software and services markets; and

•	competition for the goods and services offered by our partner companies.

If our operating results in one or more quarters do not meet securities analysts’ or investors’ expectations, the price of our Common Stock could decrease.

Fluctuations in the price of the common stock of our publicly-traded holdings may affect the price of our Common Stock.

Currently, the Company holds stock of Blackboard and GoIndustry, each of which is a publicly-traded entity. Fluctuations in the price of the common stock of Blackboard, GoIndustry or any of our other publicly-traded holdings are likely to affect the price of our Common Stock.

The price of these publicly-traded companies’ common stock has been highly volatile. As of December 31, 2008, the market value of our interest in these publicly-traded companies was $62.7 million, which was based upon a $26.23 per share closing price for Blackboard and a $0.04 per share closing price for GoIndustry. The results of operations and, accordingly, the price of the stock, of Blackboard and GoIndustry may be adversely affected by the occurrence of the risk factors contained in this Report. In addition, the results of operations and stock price of Blackboard may be adversely affected by the risk factors in Blackboard’s SEC filings, which are publicly available at www.sec.gov, and the results of operations and common stock price of GoIndustry may be adversely affected by the factors set forth in GoIndustry’s submissions on the AIM market of the London Stock Exchange, which are publicly available at www.londonstockexchange.com.

We have had a general history of losses and expect continued losses in the foreseeable future.

We have had significant operating losses and, excluding the effect of any future non-operating gains, such as from the sale of interests in partner companies, we expect to continue incurring operating losses in the future. As a result, we may not have sufficient resources to expand or maintain our operations in the future. We can give no assurances as to when or whether we will achieve profitability, and if we ever have profits, we may not be able to sustain them.

Certain of our partner companies have a limited operating history and may never be profitable.

Certain of our partner companies have limited operating histories. As a result, they have only short operating histories to aid in assessing future prospects. Additionally, certain of our partner companies have significant historical losses and may never be profitable. Many of our partner companies have incurred substantial costs to develop and market their products and expand operations, have incurred net losses and cannot fund their cash needs from operations. Operating expenses of these companies could increase in the foreseeable future as they continue to develop products, increase sales and marketing efforts and expand operations.

The loss of our or our partner companies’ executive officers or other key personnel or our or our partner companies’ inability to attract additional key personnel could disrupt our business and operations.

If one or more of our executive officers or key personnel, including highly trained information technology personnel, or our partner companies’ executive officers or key personnel, including highly trained information technology personnel, were unable or unwilling to continue in their present positions, or if we or our partner companies were unable to hire qualified personnel, our business and operations could be disrupted and our operating results and financial condition could be seriously harmed.

Our partner companies’ success depends on the integrity of their systems and infrastructure. Interruptions in their information systems may adversely affect their businesses.

To succeed, our partner companies’ systems and infrastructure must perform well on a consistent basis. From time to time, our partner companies may experience occasional system interruptions that make some or all of their systems or data unavailable or prevent them from providing services, which could adversely affect their businesses. Moreover, as traffic to their various websites and the related number of uses and customers increase and the number products and services that they introduce continues to grow, they will need to upgrade their systems, infrastructure and technologies generally to facilitate this growth. If our partner companies do not do so or if they experience inefficiencies and/or operational failures in connection with current or future upgrades, third parties with which they do business may not be able to access their services on an intermittent or prolonged basis and the quality of experience that users and customers encounter with their products and services generally could diminish. The occurrence of any of these events could adversely affect their businesses, financial condition and results of operations.

We and our partner companies may be subject to litigation proceedings or government regulation that could harm our respective businesses.

We and our partner companies may be subject to legal claims involving stockholder, consumer, competition and other matters. Litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or, in cases for which injunctive relief is sought, an injunction prohibiting one of our partner companies from performing a critical activity, such as selling its software and services. If we or one of our partner companies were to receive an unfavorable ruling in a litigation matter, our and our partner companies’ respective businesses, financial condition and results of operations could be materially harmed. Even if legal claims brought against us or our partner companies are without merit, defending lawsuits may take significant time, be expensive and divert our or our partner companies’ management attention from other business concerns.

Our partner companies’ software and services offerings are subject to government regulation domestically and internationally in many areas, including regulation of the Internet regarding user privacy, telecommunications, data protection and online content. The application of these laws and regulations to our partner companies’ businesses is often unclear and sometimes may conflict. Compliance with these regulations may involve significant costs or require changes in business practices that result in reduced revenue. Noncompliance could result in monetary penalties being imposed on our partner companies or orders that our partner companies cease performing a critical activity, such as selling their software and services.

Some of our partner companies may be unable to protect their proprietary rights and may be subject to claims that they infringe on the proprietary rights of others.

Intellectual property constitutes an important part of our partner companies’ assets and competitive strengths. Although our partner companies take steps to protect the rights to their intellectual property, their efforts may not be adequate to prevent misappropriation of their intellectual property, or third parties may develop similar intellectual property independently. Third parties may assert infringement or other intellectual property claims against our partner companies based on their patents or other intellectual property claims. If it is ultimately determined that our partner companies infringe on a third-party’s patents, they may have to pay substantial damages. They may have to obtain a license to sell their products if it is determined that their products infringe another person’s intellectual property. Our partner companies might be prohibited from selling their products before they obtain a license, which, if available at all, may require them to pay substantial royalties.

We have implemented certain anti-takeover provisions that could make it more difficult for a third party to acquire us.

Provisions of our amended certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our amended certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval and also provides for a staggered board of directors. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. Additionally, we have a rights agreement which has the effect of discouraging any person or group from beneficially owning more than 15% of our outstanding Common Stock unless our board has amended the plan or redeemed the rights. The combination of these provisions may inhibit a non-negotiated merger or other business combination.

FORWARD-LOOKING STATEMENTS

Forward-looking statements made with respect to our financial condition and results of operations and business in this prospectus, including the documents we incorporate by reference, and those made from time to time by us through our senior management are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations and projections about future events but are subject to known and unknown risks, uncertainties and assumptions about us and our partner companies, many of which are outside of our and our partner companies’ control, that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

Factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those anticipated in forward-looking statements include, but are not limited to, factors discussed elsewhere in this prospectus and include, among other things:

•	economic conditions generally;

•	capital spending by enterprises and customers;

•	our partner companies’ collective ability to compete successfully against their respective competitors;

•

rapid technological developments in the respective markets in which our partner companies operate and our partner companies’ collective ability to respond to such changes in a timely and effective manner;

•	our ability to deploy capital effectively and on acceptable terms;

•	our ability to maximize value in connection with divestitures;

•	our and our partner companies’ ability to retain key personnel; and

•	our ability to effectively manage existing capital resources.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we do not expect to receive proceeds from the offering of any common stock pursuant to this prospectus other than the businesses, assets or securities acquired in business combination transactions. When this prospectus is used by a selling security holder in a public reoffering or resale of common stock acquired pursuant to this prospectus, we will usually not receive any proceeds from such sale by the selling security holder.

PLAN OF DISTRIBUTION

This prospectus relates to common stock that we may issue from time to time in connection with our acquisition of businesses, assets or securities of other companies. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities we may acquire. In addition to the common stock offered by this prospectus, we may offer other consideration, including stock options, cash, notes or other evidences of debt, assumption of liabilities or a combination of these types of consideration. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business, merging the acquired business with us or one of our subsidiaries or acquiring the acquired business through one of our subsidiaries.

We expect that the price of the common stock we issue will be related to its market price, either when we tentatively or finally agree to the particular terms of the acquisition, when we issue the common stock, when the acquisition is completed or during some other negotiated period. If necessary, we may be required to provide you further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in connection with certain acquisitions and, in some cases, we may issue common stock under this prospectus in full or partial payment of such fees. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

DESCRIPTION OF COMMON STOCK

The following is a brief description of the terms governing our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our amended and restated by-laws, copies of which have been filed with the SEC and are also available upon request from us.

General

Our restated certificate of incorporation, as amended, provides the authority to issue 2,000,000,000 shares of common stock, par value $.001 per share. At October 12, 2009, there were 36,732,607 shares of common stock outstanding. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. The rights, preferences and privileges of holders of our common stock are subject to the rights, preferences and privileges of the holders of shares of any series of preferred stock that we may issue in the future.

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by our stockholders. Our restated certificate of incorporation, as amended, does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting in an election are able to elect all of the directors. Our restated certificate of incorporation, as amended, provides for our board of directors, other than those who may be elected by holders of any series of preferred stock, to be divided into three classes of directors serving staggered three-year terms.

Dividends

The holders of our common stock are entitled to dividends, if any, as our Board of Directors may declare from time to time from funds legally available for that purpose, subject to the holders of other classes of stock, if any, at the time outstanding having prior rights as to dividends, if any.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of creditors, subject to any prior liquidation distribution rights of holders of other classes of stock, if any, at the time outstanding.

Anti-Takeover Considerations

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws discussed below could discourage or make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Our Board of Directors believes that these charter provisions are appropriate to protect our interests and the interests of our stockholders. A summary of these provisions is set forth below. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and our restated certificate of incorporation, as amended, and our amended and restated by-laws.

Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Preferred Stock. Our restated certificate of incorporation, as amended, provides that our Board of Directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Our preferred stock may entitle its holders to preferences senior to those of the holders of our common stock with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our Board of Director resolutions issuing such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the stockholders and may adversely affect voting and other rights of holders of our common stock. In addition, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock. At present, we have no plans to issue any shares of preferred stock.

Classified Board of Directors. Our restated certificate of incorporation, as amended, provides for our Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors who may be elected by holders of preferred stock, if any). As a result, approximately one-third of our Board of Directors is elected each year. The classified board provision is intended to assure the continuity and stability of our Board of Directors and our business strategies and policies as determined by our Board of Directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our Board of Directors. In addition, the classified board provision could delay stockholders who do not like the policies of our Board of Directors from electing a majority of our Board of Directors for two years.

No Stockholder Action by Written Consent; Special Meetings. Our restated certificate of incorporation, as amended, provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our amended and restated by-laws provide that special meetings of stockholders may be called only by our Board of Directors or our Chief Executive Officer. Our stockholders are not permitted to call a special meeting of stockholders or to require that our Board of Directors call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our amended and restated by-laws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Such stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a stockholder who has given timely written notice to our Secretary of such stockholder’s intention to bring such business before such meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. In addition, under the stockholder notice procedure, a stockholder’s notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the stockholder notice procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies. Our restated certificate of incorporation, as amended, and amended and restated by-laws provide that our Board of Directors will consist of not less than 5 nor more than 9 directors, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation, as amended, and amended and restated by-laws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation, as amended, and amended and restated bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with such stockholder’s own nominees.

Indemnification. We have included in our restated certificate of incorporation, as amended, and amended and restated by-laws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. These provisions may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and our stockholders. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Supermajority Voting for Amending the Certificate of Incorporation. The provisions of our restated certificate of incorporation, as amended, that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission by the affirmative vote of the holder of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding voting shares. This requirement makes it more difficult for stockholders to make changes to the provisions in our restated certificate of incorporation, as amended, which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Supermajority Voting for Amending the By-laws. Our restated certificate of incorporation, as amended, provides that our restated by-laws, as amended, are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our by-laws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our by-laws.

Stockholder Rights Plan. In 2000, we adopted a stockholder rights agreement. Under this agreement, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock outstanding as of the close of business on December 6, 2000. Each right entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $100 per right. The rights attach to the common stock and become exercisable and will separate from the common stock (i) ten calendar days after a person or group acquires, or announces the intent to acquire, beneficial ownership of fifteen percent (15%) or more of the Company’s common stock, or (ii) ten business days (or a later date following such announcement if determined by the Board of Directors in accordance with the plan) after the announcement of a tender offer or an exchange offer to acquire fifteen percent (15%) or more of the outstanding common stock. The rights are redeemable for $.0001 per right at the option of the Board of Directors at any time prior to the close of business on the tenth business day after the announcement of a stock acquisition event described above. Generally, if the rights become exercisable, then each stockholder, other than the acquirer, is entitled to purchase, for the exercise price, that number of shares of common stock that, at the time of the transaction, will have a market value of three times the exercise price of the rights. In addition, if, after the rights become exercisable, the Company is acquired in a merger or other business combination, or fifty percent (50%) or more of its assets or earning power are sold, each right will entitle the holder to purchase, at the exercise price of the rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of three times the exercise price of the rights. The rights are designed to provide the Board of Directors sufficient time to evaluate proposed change-in-control transactions by encouraging potential acquirers to negotiate with the Board of Directors before attempting a tender offer for the Company. The rights are not intended to prevent transactions on terms that are fair to the Company’s stockholders or to deter any potential acquirer who is willing to complete a transaction on such terms. If not redeemed, the rights will expire on November 22, 2010.

Miscellaneous

Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. The outstanding shares of our common stock are, and the shares of common stock to be offered hereby when issued will be, validly issued, fully paid and non-assessable.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “ICGE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services and its address and telephone number are 480 Washington Boulevard, Jersey City, NJ 07310-1900 and (888) 252-6004, respectively.

RESELLING SECURITIES

In general, the persons to whom we issue common stock under this prospectus, and any transferees or successors-in-interest of such persons, will be able to resell our common stock in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive large blocks of our common stock may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by selling security holders who may wish to sell common stock offered hereby. As used in this prospectus, “selling security holders” may include donees and pledgees selling common stock received from a named selling security holder. However, no person who receives the common stock covered by this prospectus will be authorized to use this prospectus for an offer of such common stock without first obtaining our consent. We may limit our consent to a specified time period and subject to certain limitations and conditions, which may vary by agreement.

Selling security holders may agree that:

•	an offering of common stock under this prospectus be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us;

•	they will enter into custody agreements with one or more banks with respect to such common stock; and

•	that they make sales only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required.

Usually, we will not receive any of the proceeds from any sale of common stock offered by a selling security holder. If we do receive any proceeds, the arrangements and amount will be disclosed in the relevant prospectus supplement.

Selling security holders may sell common stock:

•	through any national securities exchange or automated quotation system on which our securities have been approved for listing or trading in the future or otherwise;

•	in the over-the-counter market;

•	in special offerings;

•	directly to purchasers in privately negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	in block trades in which the broker or dealer will attempt to sell common stock as an agent but may position and resell a portion of the block as principal;

•	in transactions in which a broker or dealer purchases as principal for resale for its own account;

•	through underwriters or agents; or

•	in any combination of these methods.

Common stock may be sold at a fixed offering price, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from selling security holders and/or the purchasers of common stock. The proceeds to a selling security holder from any sale of common stock will be reduced by any compensation and any expenses to be borne by the selling security holder.

If required by the Securities Act and the rules of the SEC, at the time a particular offer of common stock is made a supplement to this prospectus will be delivered that identifies any persons reselling common stock acquired under this prospectus and will provide information about them and describe any material arrangements for the distribution of common stock and the terms of the offering, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the selling security holder. We may agree to keep the registration statement relating to the offering and sale by the selling security holders continuously effective until a fixed date or the date on which the shares may be resold without registration under the Securities Act.

Selling security holders and any brokers, dealers, underwriters or agents that participate with a selling security holder in the distribution of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We may agree to indemnify selling security holders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of common stock.

Selling security holders may also offer common stock acquired pursuant to this prospectus under exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling security holders should seek the advice of their own counsel about the legal requirements for such sales.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated balance sheets of Internet Capital Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of StarCite, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Metastorm Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of GoIndustry-Dovebid plc (formerly GoIndustry plc) as at December 31, 2008, and the related consolidated income statement, consolidated statement of recognized income and expense, and consolidated cash flow statement for the year ended December 31, 2008, as well as the comparative consolidated balance sheet as at December 31, 2007, and the related consolidated income statement, consolidated statement of recognized income and expense, and consolidated cash flow statement for the year ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Baker Tilly UK Audit LP and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of GoIndustry plc as at December 31, 2007, and the related consolidated income statement, consolidated statement of recognized income and expense, and consolidated cash flow statement for the year ended December 31,

2007, as well as the comparative consolidated balance sheet as at December 31, 2006, consolidated income statement, consolidated statement of recognized income and expense, and consolidated cash flow statement for the year ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Baker Tilly UK Audit LP and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of these materials may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. We maintain a website at www.internetcapital.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. Any information so updated and superseded shall not be deemed, except as so updated and superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus:

1.	our Annual Report on Form 10-K/A2 for the fiscal year ended December 31, 2008 filed with the SEC on June 29, 2009;

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 filed with the SEC on May 11, 2009 and August 7, 2009, respectively;

3.	our Current Reports on Form 8-K filed on January 30, 2009, March 4, 2009 and June 25, 2009; and

4.	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 4, 1999, including any amendment or report filed for the purpose of updating such description.

We make available, free of charge, through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Attention: Corporate Secretary

(610) 727-6900

$50,000,000

Common Stock

P R O S P E C T U S

October 13, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Our amended and restated by-laws provide for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law. Our restated certificate of incorporation, as amended, provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have obtained a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense.

We believe that the foregoing policies and provisions of our restated certificate of incorporation, as amended, and amended and restated by-laws are necessary to attract and retain qualified officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted or required with respect to our directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filing under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Document

2.1	Agreement of Merger, dated February 2, 1999, between Internet Capital Group, L.L.C. and Internet Capital Group, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1, filed May 11, 1999 (File No. 333-78193)).

3.1.1	Restated Certificate of Incorporation of Internet Capital Group, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A, filed August 4, 1999 (File No. 000-26929)).

3.1.2	Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed March 31, 2003 (File No. 001-16249)).

3.1.3	Second Amendment of Restated Certificate of Incorporation of Internet Capital Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed August 9, 2004 (File No. 001-16249)).

3.2	Amended and Restated By-laws of Internet Capital Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed March 5, 2007 (File No. 001-16249)).

4.1	Form of Certificate for Internet Capital Group, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 16, 2005 (File No. 001-16249)).

4.2	Rights Agreement, dated as of November 22, 2000, between Internet Capital Group, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, including Form of Rights Certificate (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form 8-A, filed December 1, 2000 (File No. 001-16249)).

5.1*	Opinion of Dechert LLP regarding the legality of securities being registered.

23.1*	Consent of KPMG LLP regarding Internet Capital Group, Inc.

23.2*	Consent of KPMG LLP regarding StarCite, Inc.

23.3*	Consent of Grant Thornton LLP regarding Metastorm Inc.

23.4*	Consent of Baker Tilly UK Audit LLP regarding GoIndustry-DoveBid plc and GoIndustry plc

23.5*	Consent of Dechert LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A , shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) The undersigned registrant hereby undertakes as follows:

(i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(ii) that every prospectus: (a) that is filed pursuant to paragraph (i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, County of Chester, Commonwealth of Pennsylvania on the 13th day of October, 2009.

INTERNET CAPITAL GROUP, INC.

By:	/s/WALTER W. BUCKLEY, III
Walter W. Buckley, III Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter W. Buckley, III and R. Kirk Morgan, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/WALTER W. BUCKLEY, III Walter W. Buckley, III	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 13, 2009

/S/R. KIRK MORGAN R. Kirk Morgan	Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2009

/S/DAVID J. BERKMAN David J. Berkman	Director	October 13, 2009

/S/THOMAS A. DECKER Thomas A. Decker	Director	October 13, 2009

/S/DAVID K. DOWNES David K. Downes	Director	October 13, 2009

/S/THOMAS P. GERRITY Dr. Thomas P. Gerrity	Director	October 13, 2009

/S/MICHAEL J. HAGAN Michael J. Hagan	Director	October 13, 2009

/S/ROBERT E. KEITH, JR. Robert E. Keith, Jr.	Director	October 13, 2009

/S/WARREN V. MUSSER Warren V. Musser	Director	October 13, 2009

/S/PHILIP J. RINGO Philip J. Ringo	Director	October 13, 2009